EXHIBIT 10.29

April 13, 2015

Joseph J. Sarret

130 Saint Germain Ave.

San Francisco, CA 94114

Re: Offer of Employment by Corium International, Inc.

Dear Joe,

I am very pleased to present to you this offer of employment with Corium International, Inc. (the “Company”), in the position of Chief Business Officer of the Company,  reporting to me, with an expected start date of April 20, 2015.   The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary.  Your annual base salary will be Three Hundred Thirty Thousand Dollars ($330,000) per year, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  Your base salary will be reviewed annually.

2. Annual Bonus.  Your annual target bonus will be forty percent (40%) of your base salary during the relevant bonus year.  Your bonus eligibility will be based upon the achievement of certain individual and Company goals and objectives to be determined in writing by the CEO and/or the Board of Directors of the Company (the “Board”) in their sole discretion, and will be prorated for 2015 based on your start date.  The bonus for any year will be paid only if you are employed by the Company at the time of payment, which shall be no later than March 15 of the year following the relevant bonus year.  The determinations of the Board or Compensation Committee with regard to your bonus shall be final and binding.

3. Benefits.    In addition, you will be eligible to participate in regular health insurance, bonus, stock option, and other employee benefit plans, established by the Company for its employees from time to time.  You will also be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time, provided that, notwithstanding the provisions of such policy, you will be eligible for four weeks of vacation starting in your first year of service.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4. Stock Options.   Following your acceptance of this offer, you will be granted two incentive stock options (the “Options”) to purchase shares of Common Stock of the Company at the fair market value of the Company's Common Stock, as determined by the Board or Compensation Committee on the date the Board or Compensation Committee approves such grant.  The first Option will be for the purchase of 72,500 shares, and it is expected that such grant will be approved by the Board or Compensation Committee as

235 Constitution Drive, Menlo Park, CA 94025

Phone: 650.298.8255 Fax: 650.298.8012

Employment Offer

soon as practicable after the start of your employment.  The second Option will also be for the purchase of 72,500 shares, and will be granted in the period October through December 2015, on the same date that the Board or Compensation Committee grants options in connection with its regular review of executive compensation.  Each of the Options will vest at the rate of twenty five percent (25%) on the first anniversary of your start date with the Company, and an additional two and eighty three thousandths percent (2.083%) per month thereafter, so long as you remain employed by the Company.  Notwithstanding the foregoing, in certain circumstances as set forth below, the vesting of the Options may be accelerated. The Options will be incentive stock options to the extent incentive stock option treatment is permissible under applicable laws and regulations.

It is expected that your equity ownership will be evaluated on an ongoing basis, and that you will be eligible for additional equity grants based on the Company’s performance and your individual performance, which may in each case include the completion of significant transactions.

5. Business Expenses and Travel.  You will be reimbursed for all reasonable and necessary documented out-of-pocket travel and other business expenses arising from the performance of your duties, in accordance with the Company’s applicable expense reimbursement policies.

6. Severance Benefits; Vesting Acceleration.  If,  within one year after a Corporate Transaction (as defined below) has occurred, your employment is terminated by the Company (or a successor to or entity controlling the Company) without Cause (defined below), or by you for Good Reason (defined below), then ,conditioned upon your execution of a release and waiver of claims against the Company and its officers, directors and stockholders in a form reasonably acceptable to the Company (the “Release”) and taking all steps to make the Release effective no later than sixty (60) days following your termination of employment  : (i) the Company will pay you, in addition to other amounts that may be legally due and payable and subject to applicable taxes and withholding requirements, a lump sum severance amount equal to twelve (12) months of your then-current base salary plus a “Bonus Amount” as defined below,  within sixty  (60) days following your termination of employment;   (ii) subject to your timely election of COBRA continuation benefits, the Company will pay the premiums for the continuation of medical, dental and vision benefits under COBRA for you and your dependents for a period of twelve (12) months or until such earlier time as you obtain employment providing substantially similar benefits; and (iii) the then remaining unvested shares subject to the Options will immediately vest, and the Options shall permit exercise in the event of such a termination for a period of up to one year after the last date the Options would otherwise be exercisable at the time of termination of your employment (but in no event later than the expiration of the term of such Options or as otherwise provided in Section 21.1 of the Plan).  Notwithstanding Section (ii) of the preceding sentence, if such COBRA coverage is either (a) not available or permissible under then-applicable law, or (b) the direct provision by the Company of such continued benefits would violate then-applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall in lieu thereof provide you with a taxable monthly payment in an amount

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equal to the monthly COBRA premium that the Company was paying for you prior to your cessation of employment to provide your medical, dental and vision benefits for a period of eighteen (18) months, provided that such payments will end upon your commencing employment providing substantially similar benefits.

You shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment, or in any other manner.

As used herein, “Cause” means (i) the conviction of, or the entering of a guilty plea to or for, any felony or a crime involving moral turpitude; (ii) the commission of a material breach of any of your obligations under the applicable Employee Invention Assignment and Confidentiality Agreement (as described below) or of this Agreement, after reasonable notice and reasonable opportunity to cure (which opportunity shall provide for at least ten (10) business days to cure); (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct materially harmful to the Company’s interests, as determined by the Board or Compensation Committee in its reasonable discretion; (iv) the failure or refusal to follow (other than as a result of having a disability) lawful, reasonable and proper directions delivered to you by the Chief Executive Officer (provided, however, that you shall be given written notice of, and shall have a ten (10) business day period following such notice, to cure a failure or refusal under this subclause (iv)); or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

As used herein, “Corporate Transaction” has the meaning set forth in the Plan; provided and only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

As used herein, “Good Reason” means the occurrence of any of the following conditions without your written consent: (i) a requirement that you relocate your principal place of work to a location more than thirty  (30) miles from your initial work location; (ii) a material reduction in title, responsibility or authority, provided that a mere change in your title shall not constitute grounds for a termination by you for Good Reason so long as there is not a reduction in your duties, responsibilities or authority following such change in title; or (iii) a reduction in your annual base salary or annual target bonus (other than in connection with a reduction of not more than 10% of your base salary which applies to substantially all of the Company’s other executive officers).  A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 calendar days after the condition comes into existence and the Company fails to remedy the condition within 30 calendar days after receiving your written notice.

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As used herein, “Bonus Amount” means the amount determined by multiplying your then-current base salary by the average percentage of base pay reflected in the bonuses that you received for the two most recent years prior to a termination under this Section 6, provided that (i) if only one bonus cycle has occurred before such termination then the percentage of base pay reflected by that bonus shall be used for such purpose, and (ii) if no such bonus cycle has occurred prior to such termination, the Bonus Amount shall be an amount determined in good faith by the Board or Compensation Committee of the Company at the time of your termination.

To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

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Payments pursuant to this letter agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

For purposes of Section 409A, references in this Section 6 to your termination of employment shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

7. Parachute Payments.    In the event that the severance and other benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this letter agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this letter agreement, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made, after due consultation with you and your advisors, in writing by the Company’s independent public accountants, or such other qualified national accounting firm that the Company may designate for such purpose (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with

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the business or proposed business of the Company.  You represent that your signing of this letter agreement, agreement(s) concerning stock options granted to you under the Plan and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9. At-Will Employment.  While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

10. Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11. Indemnification; D&O Insurance.  The Company will indemnify, defend and hold you harmless to the full extent permitted by law, in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and Bylaws.  Promptly following your acceptance of this offer, the Company will enter into a standard officer and director Indemnification Agreement, and the Company shall add you as an additional named insured under its directors and officers’ liability insurance policy and will continue to both indemnify you and maintain your status as a named insured following your employment as reasonably necessary to provide coverage for your responsibilities during your employment.

12. Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, your employment with the Company and the termination thereof, and specifically to this Agreement or any breach hereof, including but not limited to claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such

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claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  The arbitration shall be conducted in Santa Clara County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The JAMS rules may be found and reviewed at  http://www.jamsadr.com/rules-employment-arbitration .  If you are unable to access these rules, please let me know and I will provide you a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this arbitration provision in court.

13. No Breach of Obligations to Prior Employers.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

14. Background Check.    This offer and your employment may be contingent upon a successful employment verification of criminal, education, and employment background, as well as a personal credit check, and drug screening.  This offer can be rescinded, and your employment terminated, based upon data received in the verification.

15. Entire Agreement.  This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

16. Acceptance.  If you decide to accept our offer (and I hope you will), please sign the enclosed copy of this letter in the space indicated and return it to me. This offer will expire on April 16, 2015.   Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Employment Offer

Very truly yours,
/s/ Peter D. Staple
Peter D. Staple
President and Chief Executive Officer

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Joseph J. Sarret	Date signed:	April 14, 2015